Exhibit 20.1

BALFOUR MOSS

Barristers & Solicitors

* Fred McBeth, Q.C.•	* Brian J. Scherman, Q.C.	Garret J. Oledzki	Counsel	Bank of Montreal Bldg.
Roger J. F. Lepage	Reginald A. Watson	Glen S. Lekach	E. John Moss, Q.C.	700-2103 11th Ave.
Rick M. Van Beselaere	George Nystrom	Jeff N. Grubb, Q.C.	Robert A. Milliken, Q.C.	Regina, Sask.
Bob P. Hrycan	Raymond J. Dean	* David G. Gerecke	Roy B. Laschuk, Q.C.	Canada S4P 4G1
Peter T. Bergbusch	* Heather MacMillan-Brown	Kerri A. Froc	A. John Beke, Q.C.	Tel: (306)347-8300
Stewart J. O. Berringer	Yens Pedersen	* Lorna R. D. Epp	The Hon. R. James Balfour,	Fax: (306)347-8350
+ Jill Zimmer	+ Loreley Berra	+ Alison T. Mitchell	Q.C. (1928-1999)	balfourmoss.regina
@balfourmoss.com
* Resident in Saskatoon
• Mediator
		+ Student-at-Law		600-123-2nd Avenue, S. Saskatoon, Sask. Canada S7K 7E6 Tel: (306)665-7844 Fax: (306)652-1586 balfourmoss.saskatoon @balfourmoss.com
# Denotes Professional Corporation

November 13, 2002

TO: THE HOLDERS OF THE SERIES D DELIVERY PREFERRED STOCK OF DAKOTA GROWERS PASTA COMPANY, INC.				Please reply to Regina office

We are pleased to enclose the following:

1.                                       The Offer to Purchase and Circular dated November 1, 2002 of Prairie Pasta Producers Cooperative Ltd. (the “Offeror”), to purchase up to 3,000,000 of the issued and outstanding Series D Delivery Preferred Stock of Dakota Growers Pasta Company, Inc. at a price of $0.20 per Series D Delivery Preferred Stock on terms and conditions therein set forth (the “Offer”);

2.                                       The Letter of Transmittal (the blue form) for Series D Delivery Preferred Stock of Dakota Growers Pasta Company, Inc. to be completed by shareholders who wish to accept the Offer and have access to their share certificates; and

3.                                       Instructions and Rules for the use of the Letter of Transmittal.

The Offer to Purchase and Circular is important and time sensitive and therefore requires your immediate attention.  The Offer is open for acceptance until 5:00 p.m. (Regina time) on November 25, 2002, unless withdrawn or extended pursuant to the Offer to Purchase and Circular.  If you wish to tender your share it is important that you complete the Letter of Transmittal and send it to us before November 25, 2002.  If you are in doubt as to how to deal with the Offer to Purchase and Circular, you should consult with your investment dealer, lawyer or other advisor.

Yours truly,

BALFOUR MOSS

The Depositary for

Prairie Pasta Company Inc.

Per:

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, lawyer or other advisor.

November 1, 2002

PRAIRIE PASTA PRODUCERS COOPERATIVE LTD.

OFFER TO PURCHASE

3,000,000
Series D Delivery Preferred Stock of

DAKOTA GROWERS PASTA COMPANY, INC.

at a price of
$0.20 per Series D Delivery Preferred Stock

This Offer to Purchase made by Prairie Pasta Producers Cooperative Ltd. (the “Offeror”), is conditional upon, among other things: (i) the Offeror being able to source up to 3,000,000 bushels of milling quality durum wheat from its members through the Canadian Wheat Board; (ii) the Offeror selling and delivering such durum to Dakota Growers Pasta Company, Inc. (“Dakota”) at Dakota’s published Carrington N.D. price and receiving payment therefor from Dakota; (iii) Shareholders who have tendered Shares under the Offer have not, during the period when the Shares have been so tendered or previously in the same calendar year, exercised the delivery rights attached to the Shares which enable Shareholders to annually deliver one bushel of durum to Dakota at Dakota’s published Carrinton N.D. price for each Share held; and (iv) the Offeror exercising its discretion to take up and pay for up to 3,000,000 of the issued and outstanding Series D Delivery Preferred Stock (the “Shares”) of Dakota  validly tendered under the Offer and not withdrawn. Since the proceeds from the sale of durum wheat to Dakota will be used to pay for the Shares, the Offeror shall only take up and pay for such Shares after receiving such proceeds.  Payment for the Shares will, in any event, be made not later than five days after taking up such Shares.  This and the other conditions to the Offer are described in Section 4 of the Offer (“Conditions of the Offer”).  Given the uncertainty as to whether all of the aforesaid conditions will be met there can be no assurance that the Offeror can complete the purchase of all of the shares tendered.

The Shares are not traded on any exchange and each Share has a $0.01 par value.

The Offer will be open for acceptance until 5:00 p.m. (Regina, Saskatchewan, Canada time) on November 25, 2002, unless withdrawn or extended.

Shareholders of Dakota who wish to accept the Offer must properly complete, execute and deliver the accompanying Letter of Transmittal (printed on blue paper) or a manually executed facsimile thereof and deposit it, in accordance with the instructions set forth in the Letter of Transmittal.

Questions and requests for assistance may be directed to the Offeror or Balfour Moss (the “Depositary”) and additional copies of this document, and the Letter of Transmittal may be obtained without charge on request from those persons at their respective offices shown on the Letter of Transmittal.

All dollar amounts stated in the Offer and Circular are expressed in United States of America currency.

If more than the maximum number of Shares of Dakota sought under the Offer are tendered by shareholders of Dakota under the Offer, the Offeror will take up the tendered Shares on a pro rata basis, disregarding fractions.

TABLE OF CONTENTS

SUMMARY

DEFINITIONS

THE OFFER
1.	The Offer
2.	Time for Acceptance
3.	Manner of Acceptance
General
4.	Conditions of the Offer
5.	Extension and Variation of the Offer
6.	Payment for Tendered Shares
7.	Withdrawal of Tendered Shares
8.	Return of Documents
9.	Dividends and Distributions, Liens and Delivery Rights
10.	Mail Service Interruption
11.	Notice
12.	Market Purchases
13.	Other Terms of the Offer

CIRCULAR
1.	The Offeror
2.	Dakota
3.	Background to the Offer
4.	Purpose of the Offer and Offeror’s Plans for Dakota
5.	Source of Funds
6.	Holdings of Securities of Dakota
7.	Trading in Securities of Dakota
8.	Commitments to Acquire Shares
9.	Arrangements, Agreements or Understandings
10.	Material Changes and Other Information
11.	Effect of the Offer on Market and Listings
12.	Depositary
13.	Acceptance of the Offer
14.	U.S.A. Federal Income Tax Considerations
15.	Office of the Depositary

SUMMARY

The following is a summary only and is qualified by the detailed provisions contained in the Offer and the Circular. The information concerning Dakota has been taken from or based upon documents or information  that is publicly available from the Securities and Exchange Commission.

The Offer

The Offeror is offering, upon the terms and subject to the conditions of the Offer, to purchase up to 3,000,000 of the issued and outtanding Shares of Dakota.  The Offeror is not offering to purchase any other class or series of shares of Dakota. The consideration under the Offer is $0.20 per Share.  The obligation of the Offeror to take up and pay for Shares pursuant to the Offer is subject to certain conditions, including the condition that the Offeror exercises its discretion to take up and pay for up to 3,000,000 Shares validly tendered under the Offer and not withdrawn by November 25, 2003.

The Shares are not listed for trading on any exchange and there is no established market for the Shares.

Based upon the information available to the Offeror, the number of Shares issued and outstanding is 11,324,377.

The Offeror

The Offeror is a cooperative incorporated under The New Generation Cooperative Act of Saskatchewan, Canada.  The principal office of the Offeror is located at Box 57, North Portal, Saskatchewan, Canada.  The Offeror is organized for and restricted to the purposes of the production, processing or marketing of durum and other grain products into food or food products for human consumption and in any related activity or service in connection with the production, processing and marketing of grain, grain products, grain byproducts and other agricultural products.  The Offeror may only engage in any activity within or related to the purposes for which it is organized.

Dakota

Dakota owns and operates a vertical integrated durum milling and pasta production facility at Carrington, North Dakota.  Dakota also operates a pasta production plant at New Hope, Minnesota.  Together, the two plants have annual pasta production capacity of approximately 440,000,000 pounds.  Information about Dakota is available at the Securities and Exchange Commission website at “www.SEC.gov”.

The board of directors of Dakota have passed a resolution recommending to holders of Shares that they accept the Offeror’s offer under this Offer and Circular and further consenting to the transfer of Shares by shareholders of Dakota to the Offeror pursuant to this Offer.

Purpose of the Offer

The purpose of this Offer is to enable the Offeror to acquire 3,000,000 Shares of Dakota and to thereby obtain the right to sell and deliver to Dakota up to 3,000,000 bushels annually of milling quality durum in accordance with the delivery rights attached to the Shares acquired under this Offer.  The Offeror intends to source such durum from its members through the Canadian Wheat Board.

Time for Acceptance

The Offer is open for acceptance until 5:00 p.m. (Regina, Saskatchewan, Canada time) on November 25, 2002, or such later time and date to which the Offer may be extended by the Offeror in its sole discretion unless withdrawn by the Offeror.  See Section 5 of the Offer (“Extension and Variation of the Offer”).

Manner of Acceptance

A Shareholder wishing to accept the Offer must deliver a properly completed Letter of Transmittal, or a manually signed facsimile thereof, at the offices of the Depositary specified in the Letter of Transmittal at or prior to the Acceptance Expiration Time. Instructions are contained in the Letter of Transmittal which accompanies the Offer.

Conditions of Offer

The Offeror shall not be required to take up or accept for payment or pay for any Shares, may postpone the taking up or acceptance for payment of, or payment for, tendered Shares, and may, in its sole discretion, terminate or amend the Offer.  This Offer to Purchase made by the Offeror is further conditional upon, among other things: (i) the Offeror being able to source up to 3,000,000 bushels of milling quality durum wheat from its members through the Canadian Wheat Board; (ii) the Offeror selling and delivering such durum to Dakota at Dakota’s published Carrington N.D. price and receiving payment therefor from Dakota; (iii) Shareholders who have tendered Shares under the Offer have not, during the period when the Shares have been so tendered, exercised delivery rights attached to the Shares which enable Shareholders to annually deliver one bushel of durum to Dakota for each Share held.

Payment

The Offeror must exercise its discretion to take up Shares validly tendered and not withdrawn under the Offer not later than the Take-Up Expiration Time (i.e. November 25, 2003). Since the proceeds from the sale of durum wheat to Dakota will be used to pay for the Shares, the Offeror shall only take up and pay for such Shares after receiving such proceeds.  Payment for the Shares will, in any event, be made not later than five days after taking up such Shares.

Arrangements with Dakota

There are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of Dakota. There are no contracts, arrangements or understandings, formal or informal, between the Offeror and any security holders of Dakota with respect to the Offer or between the Offeror and any person or company with respect to any securities of Dakota in relation to the Offer.

U.S.A. Federal Income Tax Considerations

The sale of Shares under the Offer will be a disposition for tax purposes and will give rise to tax consequences to the depositing Shareholder. See Section 14 of the Circular, (“U.S.A. Federal Income Tax Considerations”).

Depositary

Balfour Moss, Barristers and Solicitors is acting as Depositary under the Offer.  The Depositary will receive Letters of Transmittal at the offices specified in the Letter of Transmittal.  See Section 15 of the Circular, (“Depositary”).

DEFINITIONS

In this Offer and the Circular, unless the subject matter or context is inconsistent therewith, the following terms shall have the following meanings:

“Acceptance Expiration Time” means 5:00 p.m. (Regina, Saskatchewan, Canada time) onNovember 25, 2002, or such later time and date or times and dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer, (“Extension and Variation of the Offer”);

“Circular” means the circular accompanying the Offer;

“Dakota” means Dakota Growers Pasta Company, Inc., a corporation incorporated under the laws of North Dakota, U.S.A.;

“Depositary” means Balfour Moss, Barristers and Solicitors;

“Letter of Transmittal” means a letter of transmittal in the form accompanying the Offer and Circular printed on blue paper;

“Offer” means the offer to purchase made hereby to Shareholders;

“Offer Period” means the period commencing on the date hereof, and ending at the Acceptance Expiration Time;

“Offeror” means Prairie Pasta Producers Cooperative Ltd., a cooperative incorporated under The New Generation Cooperatives Act of the Province of Saskatchewan, Canada;

“Shareholders” means the holders of Shares and “Shareholder” means any one holder of Shares;

“Shares” means the Series D Delivery Stock of Dakota Growers Pasta Company, Inc.;

“Take-Up Expiration Time” means 5:00 p.m. (Regina, Saskatchewan, Canada time) on November 25, 2003 or such later time and date or times and dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer, (“Extension and Variation of the Offer”).

OFFER

November 1, 2002

TO:             THE HOLDERS OF SHARES OF DAKOTA GROWERS PASTA COMPANY, INC.

1.                 The Offer

The Offeror hereby offers to purchase, on and subject to the terms and conditions hereinafter specified, 3,000,000 of the issued and outstanding Shares at a price for each Share of $0.20.

The Offer is made only for the Shares and is not made for any options or rights to purchase Shares or for any other class or series of shares of Dakota. Any holder of such securities who wishes to accept the Offer must exercise the options or rights to purchase Shares in order to sell Shares pursuant to this offer and tender the same in accorance with the Offer

The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information which should be read carefully before making a decision with respect to the Offer.

If more than the maximum number of Shares of Dakota sought under the Offer are tendered by Shareholders under the Offer, the Offeror will take up the tendered Shares on a pro rata basis of the Shares tendered, disregarding fractions.

2.             Time for Acceptance

The Offer is open for acceptance until 5:00 p.m. (Regina, Saskatchewan, Canada time) on November 25, 2002 (“Acceptance Expiration Time”), or until such later time and date to which this Offer may be extended by the Offeror at its sole discretion, unless withdrawn by the Offeror.  See Section 5 of the Offer, (“Extension and Variation of the Offer”).

3.             Manner of Acceptance

The Offer may be accepted by delivering to the Depositary at the office listed in the Letter of Transmittal accompanying this Offer so as to arrive there not later than the Acceptance Expiration Time being November 25, 2002:

(a)                                          a Letter of Transmittal in the form accompanying the Offer, or manually signed facsimile thereof, duly completed and executed as required by the rules and instructions set out in the Letter of Transmittal; and

(b)                                         any other relevant documents required by the instructions set out in the Letter of Transmittal.

If a Letter of Transmittal is executed by a person other than the registered holder of the Shares tendered pursuant to this Offer it must be endorsed or be accompanied by an appropriate Share transfer power, duly and properly completed by the registered holder.

General

In all cases, payment for the Shares tendered taken up by the Offeror will be made only after timely receipt by the Depositary, of a properly completed and duly executed Letter of Transmittal, or manually signed facsimile thereof, covering such Shares and any other required documents and upon satisfaction of the condition described elsewhere in this Offer.

Shareholders do not have certificates representing the Shares because such Shares are recorded with Dakota by book entry.  But notwithstanding that the Shareholders do not have certificates for the Shares to be delivered  the Offeror, nonetheless, recommends that the Letter of Transmittal and any other  documents be sent by registered mail with return receipt requested be used.

Shareholders whose Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Shares.

The acceptance of the Offer pursuant to the procedures set forth above will constitute an agreement between the depositing Shareholder and the Offeror in accordance with the terms and conditions of the Offer.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Shares tendered pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defect or irregularity in the deposit of any Shares. There shall be no obligation on the Offeror, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer (including the Circular, the Letter of Transmittal) will be final and binding.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out above.

4.             Conditions of the Offer

This Offer to Purchase made by the Offeror is conditional upon, among other things: (i) the Offeror being able to source up to 3,000,000 bushels of milling quality durum wheat from its members through the Canadian Wheat Board; (ii) the Offeror selling and delivering such durum to Dakota at Dakota’s published Carrington N.D. price and receiving payment therefor from Dakota; (iii) the Offeror exercising its discretion to take up and pay for up to 3,000,000 of the Shares of Dakota validly tendered under the Offer and not withdrawn; and (iv) Shareholders who have tendered Shares under the Offer have not, during the period when the Shares have been so tendered, exercised delivery rights attached to the Shares which enable Shareholders to annually deliver one bushel of durum to Dakota for each Share held.  Since the proceeds from the sale of durum wheat to Dakota will be used to pay for the Shares, the Offeror shall only take up and pay for such Shares after receiving such proceeds.  Payment for the Shares will, in any event, be made not later than five days after taking up such Shares.

In view of these conditions, the Offeror shall not be required to take up or accept for payment or pay for any of the 3,000,000 Shares it has offered to purchase from Shareholders pursuant to this Offer, may postpone the taking up or acceptance for payment of, or payment for, tendered Shares, and may, in its sole discretion, withdraw, terminate or amend the Offer and not take up any Shares pursuant to this Offer.

If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Shares tendered under the Offer and the Depositary will promptly return Letters of Transmittal and related documents to the parties who sent them to the Depository to whom they were tendered.

5.             Extension and Variation of the Offer

This Offer is open for acceptance until, but not after, the Acceptance Expiration Time.

The Offeror reserves the right, in its sole discretion, at any time and from time to time during the Offer Period, to extend the Acceptance Expiration Time, the Take-Up Expiration Time or to vary the Offer by giving written notice or other communication confirmed in writing of such extension or variation to the Depositary at its principal office in Regina, Saskatchewan, Canada, and by causing the Depositary to notify the Shareholders to provide, as soon as practicable thereafter, a copy of such notice in the manner set forth in Section 11 of the Offer, (“Notice”) to all Shareholders whose Shares have not been taken up prior to the extension or variation to notify the Shareholders. Any notice of extension or variation will be deemed to have been given to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Regina, Saskatchewan, Canada.

During any such extension or in the event of any variation, all Shares not taken up or withdrawn shall remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to Section 7 of the Offer, (“Withdrawal of Tendered Shares”). An extension of the Acceptance Expiration Time or Take-Up Expiration Time or a variation of the Offer does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer, (“Conditions of the Offer”). If the consideration being offered for the Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Shares are taken up under the Offer without regard to when such Shares are taken up by the Offeror.

6.             Payment for Tendered Shares

This Offer to Purchase made by the Offeror is conditional upon, among other things: (i) the Offeror being able to source up to 3,000,000 bushels of milling quality durum wheat from its members through the Canadian Wheat Board; (ii) the Offeror selling and delivering such durum to Dakota at Dakota’s published Carrington N.D. price and receiving payment therefor from Dakota; (iii) the Offeror exercising its discretion to take up and pay for up to 3,000,000 of the Shares of Dakota validly offered for sale under the Offer and not withdrawn; and (iv) Shareholders who have tendered Shares under the Offer have not, during the period when the Shares have been so tendered, exercised delivery rights attached to the Shares which enable Shareholders to annually deliver one bushel of durum to Dakota for each Share held.  Since the proceeds from the sale of durum wheat to Dakota will be used to pay for the Shares, the Offeror shall only take up and pay for such Shares after receiving such proceeds.  Payment for the Shares will, in any event, be made not later than five days after taking up such Shares.  If the Offeror has not taken up the Shares tendered under the Offer prior to November 25, 2003 (the “Take Up Expiration Time”) or any extension to the Take-Up Expiration Time, the Offeror shall promptly Letters of Transmittal and related document to the parties who sent them to the Depositary.

In addition, from the Acceptance Expiration Time, the Offeror shall be entitled to take up and pay for the Shares tendered under the Offer and not withdrawn, subject, however, to the withdrawal rights in respect of such Shares set forth in Section 7 of the Offer, (“Withdrawal of Tendered Shares”).

The Offeror expressly reserves the right in its sole discretion to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Regina, Saskatchewan, Canada.  The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law.

The Offeror will be deemed to have taken up and accepted for payment Shares validly  offered for sale and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect.  The Offeror may take up and pay for Shares tendered under the Offer in multiple closings, in its discretion if, as and when it has the funds necessary to take up and pay for the Shares validly tendered under the Offer.

The Offeror will pay for Shares validly tendered pursuant to the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Shares on the purchase price of Shares purchased by the Offeror, regardless of any delay in making such payment.

The Depositary will act as the agent of persons who have offered Shares for sale in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares.

Settlement will be made by the Depositary issuing or causing to be issued a cheque, payable in United States of America funds for payment of the purchase price for the Shares to each person who has tendered Shares. Unless otherwise directed by the Letter of Transmittal, the cheque will be issued in the name of the registered holder of the Shares so tendered. Unless the person depositing Shares instructs the Depositary to hold the cheque for pick–up by checking the appropriate box in the Letter of Transmittal, cheques will be forwarded by first–class, insured mail to such persons at the address specified in the Letter of Transmittal. If no address is therein specified, cheques will be forwarded to the address of the holder as shown on the share register maintained by Dakota.  Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

7.             Withdrawal of Tendered Shares

All tenders of Shares pursuant to the Offer are irrevocable, provided that any Shares tendered acceptance of the Offer may be withdrawn by or on behalf of the tendering Shareholder at any time after 5:00 p.m. (Regina, Saskatchewan, Canada time) on November 25, 2003, provided that the Shares have not been taken up and paid for by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Shares.

In addition, if:

(a)                                there is a variation of the terms of the Offer, including any extension of the period during which Shares may be tendered or taken up hereunder or the modification of a term or condition of the Offer, but excluding a variation consisting solely of the waiver of a condition of the Offer; or

(b)                               a change occurs in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer, unless such change is not within the control of the Offeror;

any Shares tendered under the Offer and not taken up and paid for by the Offeror at such time may be withdrawn by or on behalf of the depositing Shareholder at the place of deposit at any time until the expiration of 10 days after the date upon which the notice of such change or variation is mailed, delivered or otherwise communicated to the depositing Shareholder.

In order for any withdrawal from sale to be made, notice of the withdrawal must be in writing (which includes a telegraphic communication or notice by electronic means that produces a printed copy), and must be actually received by the Depositary at the place of deposit of the applicable Shares or by facsimile transmission to the Regina, Saskatchewan, Canada office of the Depositary within the period permitted for withdrawal. Any such notice of withdrawal must be (i) signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Shares to be withdrawn; and (ii) specify the number of Shares to be withdrawn, the name of the registered holder and the Shareholder’s identification number. The withdrawal shall take effect upon receipt of the written notice by the Depositary.

All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by the Offeror in its sole discretion, and such determination shall be final and binding. None of the Offeror, the Depositary,  or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal nor shall they incur any liability for failure to give such information.

If the Offeror is delayed in taking up or paying for Shares or is unable to take up or pay for Shares for any reason, then, without prejudice to the Offeror’s other rights, Shares may not be withdrawn except to the extent that depositing holders of Shares are entitled to withdrawal rights as set forth in this Section 7.

Any Shares withdrawn will be deemed not validly tendered for the purposes of the Offer, but may be retendered at any subsequent time prior to the Acceptance Expiration Time by following any of the procedures described in Section 3 of the Offer, (“Manner of Acceptance”).

8.             Return of Documents

In respect of tendered Shares not taken up and paid for by the Offeror all documents sent by the Shareholder to the Depositary will be returned to such Shareholder.

All such documents will be forwarded by first–class, insured mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Dakota as soon as practicable following the Acceptance Expiration Time or withdrawal or termination of the Offer.

9.             Dividends and Distributions, Liens and Delivery Rights

If, on or after the date of this Offer, Dakota should split, combine or otherwise change any of the Shares or its capitalization, or shall disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion, make such adjustments as it considers appropriate to the purchase price and other terms of this Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect such split, combination or other change.

Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom including the right to all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date that the Offeror takes up and pays for the Shares.  If Dakota should declare or pay any cash dividend, stock dividend or make any other distribution on or issue any rights with respect to any of the Shares which is or are payable or distributable to the Shareholders of record on a record date which is prior to the date of transfer into the name of the Offeror or its nominees or transferees on Dakota’s share register of such Shares following acceptance thereof for purchase pursuant to the Offer, then the benefit of such dividend or distribution or right shall accure to and for the benefit of the Shareholder,  such dividend, distribution or right will.

Shareholders who have tendered Shares pursuant to this Offer shall not, during the period when the Shares have been so tendered or prior to such period but in the same calender year, exercise or have exercised delivery rights attached to such Shares.  The delivery rights enable Shareholders to annually deliver one bushel of durum to Dakota for each Share held.

10.          Mail Service Interruption

Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal, cheques in payment for Shares purchased pursuant to the Offer to be sent to the Shareholder will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to until such time as the Offeror has determined that delivery by mail will no longer be delayed.  The Offeror will provide notice of any such determination not to mail made under this Section 10 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer, (“Notice”).  Notwithstanding Section 6 of the Offer, (“Payment for Tendered Shares”), the deposit with the Depositary in such circumstances shall constitute delivery to the persons entitled thereto and the Shares shall be deemed to have been paid for immediately upon such deposit.

11.          Notice

Any notice to be given by the Offeror, or the Depositary pursuant to the Offer will be deemed to have been properly given if it is in writing and is mailed by first–class mail, postage prepaid, to the registered Shareholders of Shares at their addresses as shown on the share register of Dakota and will be deemed to have been received on the first day following the date of mailing which is not a Saturday, Sunday or statutory holiday in the U.S.A. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption or delay in of mail services in Canada or the U.S.A. following mailing. In the event of any interruption of or delay in mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by any other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by the Shareholders if it is published once in the Fargo Forum; provided that if the Fargo Forums is not being generally circulated, publication thereof shall be made in any other daily newspaper of general circulation published in the city of Carrington, North Dakota, U.S.A.

The Offer will be mailed to registered Shareholders.

Whenever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at the address listed for the Depositary on the Letter of Transmittal.  Whenever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at the particular office at the address indicated on the Notice of Transmittal.

12.          Market Purchases

The Offeror has no current intention of acquiring beneficial ownership of the Shares while the Offer is outstanding other than pursuant to the Offer.

13.          Other Terms of the Offer

(a)                                  The Offer and all contracts resulting from acceptance hereof shall be governed by and construed in accordance with the laws of North Dakota and the laws of the U.S.A. applicable therein.

(b)                               No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein or in the accompanying Circular, and, if given or made, such information or representation must not be relied upon as having been authorized.

(c)                                  The provisions of the Circular and the Letter of Transmittal accompanying the Offer, including the instructions and rules contained thereon, as applicable, form part of the terms and conditions of the Offer.

(d)                                 the Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the Circular and the Letter of Transmittal and the validity of any withdrawals of Shares.

                DATED at Regina, Saskatchewan, Canada, Saskatchewan, this 1st day of November, 2002.

PRAIRIE PASTA PRODUCERS COOPERATIVE LTD.

By:

Name and Title:

By:

Name and Title:

CIRCULAR

The following information is supplied with respect to the accompanying Offer by the Offeror to purchase Shares dated November 1, 2002.  The information concerning Dakota contained in the Offer and this Circular has been taken from or is based upon documents or information provided by Dakota to the Offeror. Although the Offeror has no knowledge that would indicate that any statements contained herein, taken from or based upon such documents or information provided to Dakota, are untrue or incomplete, the Offeror does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents and records of Dakota, or for any failure by Dakota to disclose events which may have occurred or may affect the significance or accuracy of any such information which are unknown to the Offeror.

1.             The Offeror

The Offeror is a cooperative incorporated under The New Generation Cooperatives Act, of the Province of Saskatchewan, Canada.  The registered office of the Offeror is located at the SW 17-1-4-W2M and its mailing address is Box 57, North Portal, Saskatchewan, S0C 1W0 and its telephone number is (306) 453-6380.

The Offeror is organized for and restricted to the purposes of the production, processing or marketing of durum and other grain products for food or food products for human consumption and in any related activity or service in connection with the production, processing and marketing of grain, grain products, grain byproducts and other agricultural products.  The Offeror may only engage in any activity within or related to the purposes for which it is organized.

The following contains particulars of each person who is a director or executive officer of the Offeror:

Name	Address	Occupation for Last Five Years
Perry MacKenzie, Director and President	Box 57 North Portal, Saskatchewan S0C 1W0	Farmer
Allan Brigden, Director	Box 184 Kisbey, Saskatchewan S0C 1L0	Farmer
Bart Chute, Director	Box 1423 Moose Jaw, Saskatchewan S6H 4R3	Farmer
Harlan Johnson, Director	RR #1, Box 24 Crosby, North Dakota USA 58730	Farmer
Grant Maddess, Director	Box 322 Deloraine, Manitoba R0M 0M0	Farmer
Darald Marin, Director	Box 430 Radville, Saskatchewan S0C 2G0	Farmer
Wally Meili, Director	1146 - 2nd Ave. NW Moose Jaw, Saskatchewan S6H 3R5	Farmer
Orville Yanke, Director	General Delivery Medicine Hat, Alberta T1A 7E4	Farmer

Name	Address	Occupation for Last Five Years
Judith Riddell, Director and Secretary and Treasurer	Box 730 Carlyle, Saskatchewan S0C 0R0	Executive

None of the directors and officers of the Offeror have been convicted in a criminal proceeding over the last five years nor have any of them been a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree or final order enjoining the person from future violation of, or prohibiting activities subject to federal or state securities law, or a finding of any violation of federal or state securities law.

2.             Dakota

Dakota Growers Pasta Company, Inc. is a North Dakota corporation incorporated on January 30, 2002.  Dakota’s principal office is located at One Pasta Avenue, Carrington, North Dakota, USA, 58421 and its telephone number is (701) 652-2855.

Dakota owns and operates a vertically integrated durum milling and pasta production facility at Carrington, North Dakota.  The facility became operational in 1994.  Dakota also operates a pasta production plant at New Hope, Minnesota.  Together, the two plants have annual pasta production capacity of approximately 440,000,000 pounds.

Dakota has 11,324,377 Shares issued and outstanding according to a shareholders list prepared by Dakota’s registrar and transfer agent.

The board of directors of Dakota have passed a resolution recommending to Shareholders that they accept the Offeror’s offer under this Offer and Circular and further consenting to the transfer of Shares by Shareholders to the Offeror pursuant to this Offer.

3.             Background to the Offer

Each of the Shares confers on the holder thereof the privilege, but not the obligation, to deliver one bushel of durum to Dakota in each fiscal year on a “first-come, first-serve” basis, but only to the extent that Dakota requires such durum.  As a result of fusarium headblight disease in durum in North Dakota, holders of the Shares in Dakota have been unable to deliver sufficient grain to Dakota for processing into pasta.  Dakota has therefore had to source durum from areas not affected with fusarium headblight disease and has done so by purchasing durum from the Canadian Wheat Board who in turn has sourced suitable durum from grain producers in the prairie provinces of Canada.  During the past three years Dakota publicly announced its intention to assist holders of the Shares who have been unable to deliver durum to Dakota in accordance with the rights attaching to the Shares, in selling their Shares.  Shortly after therefore, the Offeror and Dakota began discussing a possible business arrangement whereby Dakota would source durum from the Offeror and its members.

The Offeror, through discussions with representatives of Dakota, advised Dakota that, subject to due diligence being completed and the Offeror being satisfied with the results, the Offeror would proceed to make an offer for up to 3,000,000 Shares at a price of $0.20 per Share on the condition that:  (i) the Offeror being able to source up to 3,000,000 bushels of milling quality durum wheat from its members through the Canadian Wheat Board; (ii) the Offeror selling and delivering such durum to Dakota at Dakota’a published Carrington, N.D. price and receiving payment therefor from Dakota; (iii) the Offeror exercising its discretion to take up and pay for up to 3,000,000 of the Shares of Dakota validly tendered under the Offer and not withdrawn; (iv) the Offeror shall only take up and pay for such Shares after receiving proceeds from the sale of durum to Dakota, provided that payment be made not later than five days after taking up such Shares; and (v) Shareholders who have tendered Shares under the Offer have not, during the period when the Shares have been so tendered, exercised delivery rights attached to the Shares which enable Shareholders to annually deliver one bushel of durum to Dakota for each Share held.

After discussions with Dakota and completing its due diligence, the Offeror made a decision to proceed with this Offer.

4.             Purpose of the Offer and the Offeror’s Plans for Dakota

The purpose of the Offer is to enable the Offeror to acquire 3,000,000 Shares of Dakota and to thereby obtain the right to sell and deliver to Dakota up to 3,000,000 bushels annually of milling quality durum by using the delivery rights attached to the Shares acquired under this Offer.  The Offeror intends to source such durum from its members through the Canadian Wheat Board and then sell and deliver such durum to Dakota at Dakota’s published Carrington, N.D. price using grain purchase or other contracts.  The Offeror will use $0.20 of the proceeds from the sale of each bushel of durum to Dakota to purchase Shares.

5.             Source of Funds

If the Offeror acquires all 3,000,000 Shares pursuant to the Offer, the total amount required under the Offer to purchase such Shares will be $600,000.  The Offeror, upon being able to source durum from its members through the Canadian Wheat Board, shall sell and deliver such grain to Dakota.  Proceeds of sale of such durum to the extent of $0.20 per bushel will be used to pay for Shares purchased.  Payment for such Shares cannot be made until immediately after payment for the durum sold to Dakota is received by the Offeror.  Such payment shall be made not later than five days after the Shares have taken up.

6.             Holdings of Securities of Dakota

None of the Offeror or any of its directors or senior officers beneficially own, directly or indirectly, nor do any of them control or exercise direction over, or have the right to acquire, any securities of Dakota.

7.             Trading in Securities of Dakota

No securities of Dakota have been traded during the six–month period preceding the date of the Offer by the Offeror or by directors or senior officers of the Offeror.

8.             Commitments to Acquire Shares

Neither the Offeror, nor any of its directors and officers have entered into any commitments to acquire any securities of Dakota.

9.             Arrangements, Agreements or Understandings

There are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of Dakota. There are no contracts, arrangements or understandings, formal or informal, between the Offeror and any security holders of Dakota with respect to the Offer or between the Offeror and any person or company with respect to any securities of Dakota in relation to the Offer, other than those described in the Offer or Circular.

10.          Material Changes and Other Information

The Offeror has no information which indicates any material change in the affairs of Dakota since the date of the last published financial statements of Dakota.  The Offeror has no knowledge of any other matter that has not been previously generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

11.          Effect of the Offer on Market

The Shares do not trade publicly and there is no established market for the Shares.  The Offer is unlikely to adversely affect the liquidity or market value of the remaining Shares held by the public.

12           Depositary

The Offeror has engaged the Depositary for the Letters of Transmittal tendered under the Offer and for the payment for Shares purchased by the Offeror pursuant to the Offer.  The Depositary will receive reasonable and customary compensation from the Offeror for their services in connection with the Offer, will be reimbursed for certain out–of–pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.

13.          Acceptance of the Offer

The Offeror has no knowledge regarding whether any Shareholders of Shares will accept the Offer.

14.          U.S.A. Federal Income Tax Considerations

The sale of Shares under the Offer will be a disposition for U.S.A. federal income tax purposes and will give rise to tax consequences to the selling Shareholder. The Shares were issued when Dakota Growers was converted from a cooperative to a “C corporation” on July 1, 2002 (the “conversion date”).  The Shares constitute “Section 306 Stock” within the meaning of Section 306 of the United States Internal Revenue Code.  When Section 306 Stock is disposed of (other than by redemption), the sales proceeds are treated as ordinary income to the extent that the fair market value of the Shares, determined as of the conversion date, would have been a dividend to the Shareholder had Dakota distributed cash in lieu of the Shares. Sales proceeds, if any, in excess of that value are treated as a tax-free basis recovery up to the amount of the Shareholder’s basis in the Shares.  The excess, if any, is treated as gain from the sale of a capital asset.  If the sales proceeds are insufficient to fully recover basis, any unrecovered basis shifts to the Dakota common stock still held by the Shareholder, and no loss is allowed.

Dakota informed the Shareholders by letter dated July 1, 2002, of how the various calculations are made, but the conversion date fair market values used in the tax basis allocation between common stock and the Shares and the tax treatment of this transaction are questions of fact.  That letter and several examples, however, may be useful to the Shareholders and their tax advisors.

1.               Assume the conversion date value per Share was $0.20 or more.  The entire proceeds of the Offer ($0.20 per Share) will be taxed as ordinary income, there will be no tax-free basis recovery, and any unrecovered basis will be reallocated to Dakota’s common stock held by the Shareholder.

2.               Assume the conversion date value per Share was $0.15, the hypothetical amount assumed in Dakota’s letter of July 1, 2002.  $0.15 per Share will be taxed as ordinary income, each Shareholder is likely to have a tax-free recovery of basis of $0.05 per Share, and there may be unrecovered basis to reallocate to Dakota’s common stock held by the Shareholder.

3.               Assume the conversion date value per Shares was lower, say $0.10 per Share. $0.10 per share will be taxed as ordinary income, the basis per Share will likely be lower than in the previous examples and is likely to be fully recovered tax-free, and excess proceeds will be taxed as gain from the sale of a capital asset.

The Offeror has little information on conversion date values and expresses no opinion as to those values.  Each Shareholder is encouraged to consult with their own tax advisor regarding the proper U.S.A. federal income tax consequences as well as state income tax consequences of this transaction.

15.          Offices of the Depositary

By Mail or by Hand

Attention:  A. John Beke

Balfour Moss

700-2103-11th Avenue

Regina, Saskatchewan

S4P 4G1

By Telephone

(306) 347-8325

By Facsimile Transmission

(306) 347-8350

APPROVAL AND CERTIFICATE

The contents of the Offer and the Circular have been approved and the sending, communication or delivery thereof to the Shareholders of Dakota has been authorized by the Board of Directors of the Offeror. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light in the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Shares which are the subject of the offer.

Dated: November 1, 2002

On behalf of Prairie Pasta Producers Cooperative Ltd.:

Chairman	Secretary

PRAIRIE PASTA PRODUCERS COOPERATIVE LTD.

LETTER OF TRANSMITTAL

FOR SERIES D DELIVERY PREFERRED STOCK OF

DAKOTA GROWERS PASTA COMPANY, INC.

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (REGINA, SASKATCHEWAN, CANADA TIME)

ON November 25, 2002 (the “Acceptance Expiration Time”), UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.

The Depositary (see below for the address and telephone number) or the Offeror (see below for the address and telephone number) will assist you in completing this Letter of Transmittal

This Letter of Transmittal, properly completed and duly executed, together with all other required documents, and the Shareholder’s identification number of the registered owner of the Series D Delivery Preferred Stock (“Shares”) of Dakota Growers Pasta Company, Inc. (“Dakota”) tendered pursuant to the offer (the “Offer”) dated November 1, 2002, made by Prairie Pasta Producers Cooperative Ltd. (the “Offeror”) to holders of Shares and must be received by Balfour Moss, Barristers and Solicitors, 700-2103-11th Avenue, Regina, Saskatchewan, S4P 4G1 (the “Depositary”) before the Acceptance Expiration Time being November 25, 2003 at the office listed below.

The terms and conditions of the Offer are incorporated by reference in this Letter of Transmittal. Capitalized terms used but not defined in this Letter of Transmittal, which are defined in the Offer, have the respective meanings set out in the Offer.

Please read carefully the Instructions and Rules set forth below before completing this Letter of Transmittal.

TO:         DAKOTA GROWERS PASTA COMPANY, INC.

AND TO:                                            Balfour Moss
700-2103-11th Avenue
Regina, Saskatchewan
S4P 4G1

Dear Sir:

The undersigned tenders the following Shares under the Offer the particulars of which follow:

Description of Shares Tendered

(If insufficient space, attach list in form below. See Instruction and Rule 9(a))

Shareholder’s Identification Number(s)	Name(s) of the Registered Shareholder	Number of Shares Tendered

TOTAL

The undersigned tenders to you, subject only to provisions of the Offer regarding withdrawal, irrevocably accepts the Offer for and in respect of the Shares specified above (the “Tendered Shares”) and, upon the terms and subject to the conditions of the Offer, sells, assigns and transfers to the Offeror all right, title and interest in and to the Tendered Shares including any and all dividends, distributions, payments, securities, rights, warrants, assets or other interests declared, paid, issued, accrued, distributed, made or transferred on or after the date tendered the Offeror takes up and pays for the Tendered Shares (the “Effective Date”).  The delivery rights for durum attaching to the Shares shall subject to satisfaction of the conditions of the Offer be sold, signed and transferred to the Offeror with effect from January 1, 2002.

The undersigned acknowledges receipt of the Offer and the accompanying Circular dated November 1, 2002 and represents and warrants that (i) the undersigned has full power and authority to deposit, sell, assign and transfer the Tendered Shares  being tendered and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Tendered Shares to any other person, (ii) the undersigned owns the said Shares tendered, (iii) the deposit of such Tendered Shares complies with applicable securities laws, and (iv) when such Tendered Shares  are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, charges, encumbrances, claims and equities whatsoever.

The undersigned irrevocably constitutes and appoints any officer of the Offeror, and any other person designated by the Offeror in writing, as the true and lawful agent, attorney and attorney-in-fact of the undersigned with respect to the Tendered Shares  effective on and after the Effective Date, with full power of substitution, in the name of and on behalf of the undersigned, (such power of attorney being deemed to be an irrevocable power coupled with an interest): (a) to register or record, transfer and enter the transfer of the Tendered Shares  on the appropriate register of holders maintained by Dakota; (b) to exercise any and all of the rights of the holder of the Tendered Shares, including, without limitation, to vote, execute and deliver any and all instruments of proxy, authorizations or consents in respect of any or all of the Tendered Shares, revoke any such instrument, authorization or consent given prior to or after the Effective Date, designate in any such instrument of proxy, any person or persons as the proxy or the proxy nominee or nominees of the undersigned in respect of such Tendered Shares for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise and any adjournments thereof) of holders of securities of Dakota, and execute, endorse and negotiate, for and in the name of and on behalf of the registered holder of Tendered Shares, any and all cheques or other instruments respecting any distribution payable to or to the order of such holder in respect of such Tendered Shares.

The undersigned revokes any and all other authority, whether as agent, attorney, attorney-in-fact, proxy or otherwise, previously conferred or agreed to be conferred by the undersigned at any time with respect to the Tendered Shares  with effect from and after the Effective Date. No subsequent authority, whether as agent, attorney, attorney-in-fact, proxy or otherwise, will be granted subsequent to the Effective Date with respect to the Tendered Shares  by or on behalf of the undersigned, unless the Tendered Shares are not taken up and paid for under the Offer.

The undersigned agrees, effective on and after the Effective Date, not to vote any of the Tendered Shares  at any meeting (whether annual, special or otherwise and any adjournments thereof) of holders of securities of and not to exercise any and all of the other rights or privileges attaching to the Tendered Shares. The undersigned agrees further to execute and deliver to the Offeror on and after the Effective Date any and all instruments of proxy, authorizations or consents in respect of any Tendered and to designate in any such instruments of proxy the person or persons specified by the Offeror as the proxy or proxy nominee of the holder of the Tendered Shares.

The undersigned covenants and agrees to execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Tendered Shares  to the Offeror on the Effective Date.

Each authority conferred or agreed to be conferred by the undersigned in this Letter of Transmittal shall survive the death or incapacity, bankruptcy or insolvency of the undersigned and all obligations of the undersigned in this Letter of Transmittal shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

By virtue of the execution of this Letter of Transmittal, the undersigned shall be deemed to have agreed that all questions as to validity, form, eligibility (including timely receipt) and acceptance of any Shares tendered under the Offer will be determined by the Offeror in its sole discretion and that any such determination shall be final and binding and acknowledges that there shall be no obligation on the Offeror, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice.

The undersigned instructs the Offeror and the Depositary, upon the Offeror taking up the Tendered Shares, to mail the cheque to be issued in payment of the purchase price for the Tendered Shares by first class mail or to hold such cheque for pick-up, in accordance with the instructions given below. If any Tendered Shares are not accepted for payment for any reason, this tendered Letter of Transmittal and other relevant documents shall be returned in accordance with the instructions in the preceding sentence. The undersigned acknowledges that the Offeror has no obligation pursuant to the instructions given below to transfer any Shares from the name of the registered holder thereof if the Offeror does not purchase any of the Tendered Shares.

BLOCK A

SUBSTITUTE FORM W-9

To be completed by U.S. Holders only

(see Instruction and Rule 4)

Under penalties of perjury, I certify that:

1.                                       The social security or other taxpayer identification number stated below is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

2.                                       I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the United States Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

Certification Instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because of under reporting interest or dividends on your tax return.

(Signature of Shareholder)	(Date)

(Taxpayer Identification Number)

NOTE:                    FAILURE TO COMPLETE THIS BLOCK F OR TO PROVIDE THE OFFEROR WITH A SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENT TO YOU PURSUANT TO THE OFFER.

Dated: , 2002

Signature of Shareholder or Authorized Representative see Instructions and Rules 2 and 3

Name of Shareholder (please print or type)

Name of Authorized Representative, if applicable (please print or type)

Telephone No. (please print or type)

Number or Social Security Number of U.S. Resident

INSTRUCTIONS AND RULES

1.             Use of Letter of Transmittal

(a)                                  This Letter of Transmittal, or a manually signed facsimile thereof, properly completed and executed, together with tendered information as to the shareholders indentification numbers and the number os shares offered for sale and all other documents must be received by the Depositary at any of the offices specified below before 5:00 p.m. (Regina, Saskatchewan, Canada time) on or before November 25, 2002 (the “Acceptance Expiration Time”), unless the Offer is extended.

(b)                                 The method used to deliver this Letter of Transmittal and all other documents is at the option and risk of the holder, and delivery will be deemed effective only when such documents are actually received. The Offeror recommends that delivery be by registered mail with return receipt requested.

2.             Signatures

This Letter of Transmittal must be completed and signed by the holder of Shares accepting the Offer described above or by such holder’s duly authorized representative (in accordance with Instruction and Rule 3).

(a)                                  If this Letter of Transmittal is signed by the registered owner(s) of the shares, such signature(s) on this Letter of Transmittal must correspond with the shareholder name(s) recorded with Dakota and identified by such shareholder’s Shareholder Identification Numbers.  If the shares of record are owned by two or more joint owners, all such owners must sign this Letter of Transmittal.

(b)                                 If this Letter of Transmittal is signed by a person other than the registered owner(s) of the accompanying shares:

(i)                                     it must be accompanied by an appropriate transfer power of attorney duly and properly completed by the registered owner(s); and

(ii)                                  the signature(s) on such power of attorney must correspond exactly to the name(s) of the registered owner(s) as registered with Dakota.

3.             Fiduciaries, Representatives and Authorizations

Where this Letter of Transmittal is executed by a person on behalf of an executor, administrator, trustee, guardian, attorney-in-fact, agent, corporation, partnership or association or is executed by any other person acting in a fiduciary or representative capacity, such person should so indicate when signing and this Letter of Transmittal must be accompanied by satisfactory evidence of the authority to act. Either the Offeror or the Depositary, at their discretion, may require additional evidence of authority or additional documentation.

4.             Substitute Form W-9

Each U.S holder is required to provide the Depositary with a correct Taxpayer Identification Number (“TIN”) on the Substitute Form W-9 which is provided in Block A, and to certify whether such holder is subject to backup withholding of federal income tax. If a U.S. holder has been notified by the Internal Revenue Service that such holder is subject to backup withholding, such holder must cross out item (2) of the Substitute Form W-9, unless such holder has since been notified by the Internal Revenue Service that such holder is no longer subject to backup withholding. Failure to provide the information on the

Substitute Form W-9 may subject a U.S. holder to 31% federal income tax withholding on the payment of the purchase price of all Shares purchased from such holder. If a U.S. holder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such holder should write “Applied For” in the space provided for in the TIN in the Substitute Form W-9, and sign and date the Substitute Form W-9. If “Applied For” is written in the Substitute Form W-9 and the Depositary is not provided with a TIN within 60 days, the Depositary will withhold 31% on all payments of the purchase price to such holder until a TIN is provided to the Depositary.

5.             Miscellaneous

(a)                                  If the space on this Letter of Transmittal is insufficient to provide all of the necessary information, additional information may be included on a separate signed sheet affixed to this Letter of Transmittal.

(b)                                 If Tendered Shares are registered in different forms (e.g. “John Doe” and “J. Doe”), a separate Letter of Transmittal should be signed for each different registration.

(c)                                  No alternative, conditional or contingent deposits will be accepted. All depositing Shareholders by execution of this Letter of Transmittal (or a facsimile hereof) waive any right to receive any notice of the acceptance of Tendered Shares for payment.

(d)                                 The Offer and any agreement resulting from the acceptance of the Offer will be construed in accordance with and governed by the laws of the State of North Dakota and the federal laws of the U.S.A. applicable therein. The holder of the Tendered Shares covered by this Letter of Transmittal hereby unconditionally and irrevocably attorns to the jurisdiction of the courts of the State of North Dakota and the federal laws of the U.S.A.

(e)                                  Additional copies of the Offer and Circular and the Letter of Transmittal may be obtained from the Offeror or the Depositary at any of their respective offices at the addresses listed below.

Office of the Depositary, Balfour Moss

(in each case, send to “Reorganization Department”)

By Mail or by Hand

Attention:  A. John Beke

Balfour Moss

700-2103-11th Avenue

Regina, Saskatchewan

S4P 4G1

By Telephone

(306) 347-8325

By Facsimile Transmission

(306) 347-8350

Office of the Offeror, Prairie Pasta Producers Cooperative Ltd.

By Mail or by Hand

Prairie Pasta Producers Cooperative Ltd.

Box 57

North Portal, Saskatchewan

S0C 1W0

By Telephone

(306) 453-6380

By Facsimile Transmission

(306) 927-2687

Any questions and requests for assistance may be directed by Shareholders to the Depositary at its telephone number and location set out above.

November 6, 2002

To Holders of Series D Delivery Preferred Stock:

Ladies and Gentlemen:

Enclosed in this package you will find materials provided by Prairie Pasta Producers Cooperative Ltd., a Canadian cooperative, offering to purchase up to 3,000,000 shares of Dakota Growers Pasta Company, Inc. Series D Delivery Preferred Stock from you, the current owners of that stock.  (Prairie Pasta is not offering to buy any shares of Dakota Growers’ common stock.)  The offer to purchase Series D shares is subject to certain important conditions and contingencies that are described in detail in the materials provided by Prairie Pasta. In summary, the purchase and payment to you for your Series D shares will be completed only to the extent and if Prairie Pasta is able to deliver durum to Dakota Growers.  If such delivery cannot be made by November 25, 2003, the purchase will be prorated to the extent any delivery is made, and any remaining contingent purchase cancelled.  Please review those materials carefully as you make your decision to sell shares of Series D to Prairie Pasta or not.

Prairie Pasta approached Dakota Growers Pasta Company, Inc., following Dakota Growers’ conversion from a cooperative to a corporation, and indicated a desire to purchase shares of Series D directly from the shareholders of Dakota Growers.  Please note that there is no ongoing relationship between Dakota Growers and Prairie Pasta other than that which will arise if Prairie Pasta becomes the owner of shares of Series D.  No member of the Board of Directors or management of Dakota Growers holds any financial interest in Prairie Pasta.  As a result, Dakota Growers and Prairie Pasta are not affiliated in any way at the present time

In considering the offer to purchase Series D shares provided by Prairie Pasta, the Board of Directors carefully analyzed the proposed offer to Dakota Grower’s shareholders and adopted a resolution to recommend to holders of the Series D shares that they accept Prairie Pasta’s offer.  In adopting that recommendation, the Board of Directors considered a number of factors, including the limited liquidity currently available with respect to the Series D shares, the contingencies contained in Prairie Pasta’s offer, the financial condition of Prairie Pasta and the long-term strategic opportunities for Dakota Growers.

In assessing the fairness of the offer, you should consider the rights and privileges of the Series D shares, in comparison to the rights of the Dakota Growers’ common stock.  The Series D shares have very limited rights.  Except where required by North Dakota law, the shares of

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Series D do not have a voting right.  They are subject to transfer restrictions.  In the event of liquidation, the Series D shares would receive a liquidation preference equal to $.01 per share.  In addition, under the terms of the Articles of Incorporation of Dakota Growers, the Series D shares can carry a dividend up to $.04 per year when, if and as declared by the Board of Directors.  Of course, the Series D shares do carry the durum delivery privilege described in detail in the Dakota Growers Articles of Incorporation and Bylaws.

In contrast, the common stock of Dakota Growers represents the core value of Dakota Growers and its business, including rights to receive dividends in any amount declared by the Board of Directors.  As you know, the common stock carries one vote for each share on matters related to governance of the Company. In addition, in the event of the liquidation of Dakota Growers Pasta Company, Inc., holders of common stock would receive all the remaining value of the Company, after the payments of creditors’ claims and liquidation rights granted to preferred shareholders.

Please note that in a letter issued to the Shareholders dated July 1, 2002, Dakota Growers provided information regarding certain tax aspects of the ownership and sale of the Series D shares.  We suggest that you review that letter as part of your consideration of the offer to purchase shares that you are receiving from Prairie Pasta.

If you have any questions regarding the information contained in this letter or in the enclosed materials, please feel free to contact Prairie Pasta at the locations described in the enclosed materials.

Sincerely,

Timothy J. Dodd

Chief Executive Officer

and President

Dakota Growers Pasta Company

One Pasta Avenue, Carrington, ND  58421

(701) 652-2855

www.dakotagrowers.com

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